NEWS RELEASE for November 13, 2019

Contact: Dina Masi, CFO

Integrated BioPharma, Inc.

investors@ibiopharma.com

                888.319.6962

Integrated BioPharma Reports Results for its Quarter Ended September 30, 2019

HILLSIDE, NEW JERSEY (November 13, 2019) - Integrated BioPharma, Inc. (OTC BB: INBP) (the “Company”) reports it financial results for the quarter ended September 30, 2019.

Revenue for the quarter ended September 30, 2019 was $11.4 million compared to $10.3 million for the quarter ended September 30, 2018, an increase of $1.1 million or 10.7%.  The Company had operating income for the quarter ended September 30, 2019 of $0.5 million compared to operating income of $0.4 million for the quarter ended September 30, 2018.

For the quarter ended September 30, 2019, the Company had net income and diluted net income of $0.3 million or $0.01 per share of common stock, compared with net income and diluted net income of $0.2 million or $0.01 per share of common stock for the quarter ended September 30, 2018.

“We are excited to report that our revenue increased by approximately 11% in the quarter ended September 30, 2019 and that our revenue from our two significant customers in our Contract Manufacturing Segment remained consistent; representing approximately 91% and 89% of total revenue in the quarters ended September 30, 2019 and 2018, respectively,” said Riva Sheppard, Co-Chief Executive Officer of the Company.

A summary of our financial results for the three months ended September 30, 2019 follows:

INTEGRATED BIOPHARMA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(unaudited)
	Three Months Ended
	September 30,
	2019	2018

Total revenue	$11,406	$10,304
Cost of sales	10,007	9,085
Gross profit	1,399	1,219
Selling and administrative expenses	923	814
Operating income	476	405
Other expense, net (1)	(127)	(191)

Income before income taxes	349	214
Income tax expense, net	37	55
Net income	$312	$159

Net income per common share:
Basic	$0.01	$0.01
Diluted	$0.01	$0.01
Weighted average common shares outstanding:
Basic	29,565,943	27,218,786
Diluted	30,724,633	27,963,604

__________________________

(1) Includes interest expense of $124 and $200, respectively

About Integrated BioPharma Inc. (INBP)

Integrated BioPharma, Inc. is engaged primarily in manufacturing, distributing, marketing and sales of vitamins, nutritional supplements and herbal products. Further information is available at www.ibiopharma.com.

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of INBP to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” believes,” intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The risks, uncertainties and assumptions include developments in the market and related products and services and other risks and uncertainties described in the section entitled “Risk Factors” in INBP’s most recent Annual Report on Form 10-K. Accordingly, INBP cannot give assurance that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of INBP.